Exhibit (21)
Eastman Kodak Company and Subsidiary Companies

Subsidiaries of the Registrant as of December 31, 2025 are listed below:

1680382 Ontario Limited	Ontario, Canada
Eastman Kodak Holdings B.V.	Netherlands
Eastman Kodak International Capital Company, Inc.	Delaware
Eastman Kodak Sarl	Switzerland
Kodak S.A.S.	France
Kodak (Australasia) Pty. Ltd.	Australia
Kodak (China) Company Limited	China
Kodak (China) Investment Company Limited	China
Kodak (China) Limited	Hong Kong
Kodak (Malaysia) Sdn. Bhd.	Malaysia
Kodak (Near East), Inc.	New York
Kodak (Singapore) Pte. Limited	Singapore
Kodak (Thailand) Limited	Thailand
Kodak (Xiamen) Digital Imaging Products Company Limited	China
Kodak A/S	Denmark
Kodak Americas, Ltd.	New York
Kodak Argentina S.A.I.C. en liquidación	Argentina
Kodak Brasileira Comércio de Produtos para Imagem e Serviços Ltda.	Brazil
Kodak Canada ULC	British Columbia, Canada
Kodak Chilena S.A.F.	Chile
Kodak Electronic Products (Shanghai) Company Limited	China
Kodak Film Lab Atlanta, Inc.	Delaware
Kodak GmbH	Austria
Kodak GmbH	Germany
Kodak Graphic Communications GmbH	Germany
Kodak Graphic Communications Limited	United Kingdom
Kodak Holding GmbH	Germany
Kodak IL Ltd.	Israel
Kodak India Private Limited	India
Kodak International Finance Limited	United Kingdom
Kodak Japan Ltd.	Japan
Kodak Korea Limited	South Korea
Kodak Light Blocking New Materials LLC	Delaware
Kodak Limited	United Kingdom
Kodak Mexicana S.A.de C.V.	Mexico
Kodak Nederland B.V.	Netherlands
Kodak New Zealand Limited	New Zealand
Kodak Nordic AB	Sweden
Kodak OOO	Russia
Kodak Philippines, Ltd.	New York

Kodak Polska Sp.zo.o	Poland
Kodak Polychrome Graphics Company Ltd.	Barbados
Kodak SA/NV	Belgium
Kodak Societe Anonyme	Switzerland
Kodak Srl Italy	Italy
Kodak Unterstützungsgesellschaft GmbH	Germany
Kodak, Sociedad Anonima	Spain
KPG Finance (Barbados) SRL	Barbados

12-31-2025